EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND
ASHFORD HOSPITALITY PRIME
Fourth Quarter 2015 Conference Call
February 26, 2016
10:00 a.m. Central

Introductory Comments - Stacy Feit

Good day, everyone, and welcome to today's conference call to review results for both Ashford Hospitality Trust and Ashford Hospitality Prime for the fourth quarter of 2015 and to update you on recent market developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, Deric Eubanks, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in press releases that have been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in both companies' filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Companies are not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Companies' earnings releases and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 25, 2016, and may also be accessed through both companies' websites at www.AHTREIT.com and www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings releases together with all other information provided in the releases.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning everyone and thank you for joining us. We had a solid finish to the year for both the Trust and Prime platforms during the fourth quarter. Trust posted robust RevPAR growth of 6.8% which outperformed the broader industry and supported another quarter of strong EBITDA and AFFO performance. Trust’s RevPAR improvement is one of the highest of any of its competitors that have reported thus far and has beaten the industry for 5 of the past 6 quarters. Prime's RevPAR was up 4.4%, reflecting a strong contribution from our recently acquired Bardessono property in Napa Valley during our first full quarter of ownership. For the full year 2015, Trust's RevPAR was up 6.5% and Prime's RevPAR increased 7.3%. Both of these results exceeded the industry averages.

We enter 2016 with a backdrop of continued favorable industry fundamentals as demand growth continued to outpace supply growth and PKF forecasts that will continue at least through 2017. With those dynamics in place, PKF is also projecting a national occupancy rate of 66% for both 2016 and 2017, which should support continued pricing power and rate growth for the industry as evidenced by their estimates of 6.1%

RevPAR growth in 2016 and 5.8% growth in 2017. Given these trends, we believe we are well positioned to drive strong operating performance in 2016 at both Trust and Prime.

We continue to manage each platform to maximize long-term value for our shareholders and believe our long term track record, coupled with industry leading insider ownership among publicly-traded hotel REITs, makes us the most highly-aligned management team with our shareholders in the hotel REIT space. Thinking and acting like shareholders has always distinguished Ashford from others in our industry. We consider it to be an important component of our value proposition, one of our main competitive advantages and a key reason for our consistent and superior long term performance.

Since our IPO, Ashford Trust has achieved a 105% total shareholder return compared to a 76% return for our peers. We are particularly shareholder-focused as we are also substantial shareholders in both Trust, with 16% insider ownership and Prime, with 14% insider ownership. To put that in context, the peer average insider ownership is around 2%. Having so much of our personal capital invested in these platforms has created a high level of alignment between our management team and our shareholders. Additionally, the structure of the Ashford REITs’ unique advisory agreements creates significant incentives to outperform. With a base fee that takes into account stock price and an incentive fee that is predicated on total shareholder return outperformance versus its peer group, we are solely focused on maximizing long-term shareholder value and producing outsized returns for all of our investors.

Both of our platforms have targeted and distinct strategies. Trust focuses on upper-upscale, full-service hotels while utilizing moderate leverage to maximize returns, while Prime focuses on high quality, luxury hotels in resort and gateway markets with a more conservative leverage level. We believe that both companies are well-positioned for future growth.

While we remain confident in the strategic direction of both platforms, in August, we announced a plan to explore a full range of strategic alternatives for Prime, including the possible sale of the company. Our independent directors are actively engaged in that process with Deutsche Bank as their financial advisor and they are committed to thoroughly reviewing all alternatives in an effort to choose a path that will continue to generate maximum long-term value for all shareholders. This review process is still under way and the independent directors are actively engaged in the process with the sole focus of ensuring that it is done properly and results in the best possible outcome for all shareholders. We will keep the investment community apprised as soon as there is an update to communicate.

Turning to Trust, in January, we announced a refined sales process for Trust's select-service portfolio as a change in market conditions had reduced large portfolio bids to levels which we believe did not capture the full value of the hotels for shareholders. Therefore, we are no longer marketing the 24-hotel portfolio as a single portfolio, but will instead pursue the sale of these assets in smaller groups and individually. We will also look to opportunistically sell the other 38 non-core, select-service hotels we own over time. We believe exercising patience and pursuing an opportunistic sales approach is the best course of action to maximize long-term value for our shareholders.

In addition to divesting of its select-service assets, as part of its refined strategy Trust will not be pursuing additional spinoffs and will continue to target a leverage level of 55 to 60% net debt to gross assets and a cash and cash equivalents balance equal to 25 to 35% of its total equity market capitalization for financial flexibility. We believe this excess cash balance provides a hedge against a downturn in the economy and also provides the dry powder necessary to capitalize on attractive investment opportunities and/or stock buybacks, which could drive significant value creation for our shareholders.

In closing, we are pleased with both the fourth quarter and full year 2015 performance at Trust and Prime. We are optimistic about 2016 and we believe the initiatives we are pursuing should help reduce the valuation discount relative to private market values for both platforms.

We thank you all for your continued support and look forward to updating you on our progress on future calls. I will now turn the call over to Deric to review our fourth quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Monty.

For the fourth quarter of 2015, Trust reported AFFO per diluted share of $0.26 compared with $0.17 a year ago. This reflects a 53% growth rate over the prior year. Prime reported AFFO per diluted share of $0.22 compared with $0.21 a year ago. This represents 5% growth over the prior year.

For the fourth quarter, we reported Adjusted EBITDA of $93.7 million for Trust and $19.1 million for Prime. These results reflected a 31% growth rate over the prior year for Trust and a 9% growth rate for Prime.

At quarter's end, Trust had total assets of $5.0 billion in continuing operations. It had $3.9 billion of non-recourse mortgage debt in continuing operations with a blended average interest rate of 5.1%. The debt is currently 28% fixed rate and 72% floating rate, all of which have interest rate caps in place. Including the market value of Trust's equity investment in Ashford Inc., Trust ended the quarter with net working capital of $373 million which equates to over $3 per share of value.

Prime, at quarter's end, had total assets of $1.4 billion in continuing operations. It had $840 million of non-recourse mortgage debt in continuing operations of which $49 million related to its joint venture partner's share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Prime's total combined debt had a blended average interest rate of 4.7% and is currently 49% fixed rate and 51% floating rate, all of which have interest rate caps in place. Prime's next debt maturity is in April 2017 and the company ended the quarter with net working capital of $169 million.

On the financing front, in January, we announced that we completed the refinancing of three mortgage loans at Trust with existing balances of approximately $268 million. The previous loans that were refinanced included: the $91 million UBS 2 loan, the $103 million Merrill 2 loan and the $74 million Merrill 7 loan. The new loan totals $375 million and resulted in excess proceeds of approximately $81 million, after closing costs and reserves. The new loan is interest only, provides for a floating interest rate of LIBOR + 4.87%, and has a 6-year term including extensions. This refinance addressed all of Trust's 2016 debt maturities and the next hard debt maturity for Trust is in April 2017.

As of December 31, 2015, the Trust portfolio consisted of 132 hotels with 27,950 net rooms and the Prime portfolio consisted of 12 hotels with 3,717 net rooms.

Trust's share count currently stands at 114.8 million fully diluted shares outstanding which is comprised of 95.5 million shares of common stock and 19.3 million OP units. Trust has 20.4 million OP units but as a result of the current conversion factor being less than one for one, these units are convertible into approximately 19.3 million shares of common stock.

Prime's share count currently stands at approximately 32.8 million fully diluted shares outstanding which is comprised of approximately 28.5 million shares of common stock and 4.4 million OP units. In Prime's financial results we include approximately 3.4 million shares in our fully diluted share count associated with our Series B Convertible Preferred stock.

With regard to dividends, the Board of Directors of Trust declared a fourth quarter 2015 cash dividend of $0.12 per share or $0.48 per share on an annualized basis. The Board also approved Trust's dividend policy for 2016, during which the Company expects to pay a quarterly cash dividend of $0.12 per share, or $0.48 per share on an annualized basis. Based on the current stock price, this dividend represents a 8.4% dividend yield, one of the highest in the hotel REIT space.

The Board of Directors of Prime declared a fourth quarter 2015 cash dividend of $0.10 per share or $0.40 per share on an annualized basis. The Board also approved Prime's dividend policy for 2016, during which the Company expects to pay a quarterly cash dividend of $0.10 per share, or $0.40 per share on an annualized basis.

The adoption of a dividend policy does not commit either company to declare future dividends. Both Trust and Prime will continue to review their dividend policies on a quarter-to-quarter basis.

This concludes our financial review. I'd now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Our best-in-class asset management team continues to deliver industry-leading performance on behalf of Trust and Prime shareholders. In 2015, the Trust and Prime portfolios outperformed their competitive sets and turned in some of the best results amongst our peers.

During the quarter, Trust grew RevPAR by 6.8% while achieving EBITDA flowthroughs of 52%. This RevPAR growth outperformed its competitive sets by 110 basis points. For the full year, Trust grew RevPAR by 6.5%, outperforming competitors by 50 basis points.

As I have mentioned on previous calls, in August of 2013, Ashford Trust announced a plan to convert the Beverly Hills Crowne Plaza to a Marriott. The newly-converted Marriott Beverly Hills officially opened on July 1st, 2015, and the transformational $26 million renovation was fully completed in August. Post renovation and conversion, from September through December, the property has experienced RevPAR growth of 43% and total revenue growth of 47%. This trend has accelerated in 2016 with RevPAR growth approaching 100% on a year-over-year basis.

Turning to Prime, the portfolio grew RevPAR by 4.4% during the quarter. For the full year 2015, Prime grew RevPAR by 7.3%, outperforming its competitive sets by 30 basis points.

In December, Prime completed the acquisition of The Ritz Carlton St. Thomas, which Doug will discuss in more detail. During the quarter, RevPAR for the property grew 17.6% and EBITDA flowthrough was 60%. Additionally, since the acquisition, the asset management team has identified several opportunities to improve operating performance, both on the revenue and expense side, beginning with approximately two hundred thousand dollars in insurance cost savings that have already been achieved. As we move into 2016, I look forward to sharing further details with you about these initiatives.

The fourth quarter also reflected our first full quarter of ownership of the Bardessono Resort in Napa Valley. During the quarter, RevPAR at the property was up 6%, with 83% EBITDA flowthrough. We also generated a 460 basis point year-over-year increase in Comparable Hotel EBITDA Margin at the property. This is exceptional performance and highlights the strong capabilities of Remington and we expect this trophy asset to continue to be a strong contributor going forward. I would also like to point out that the hotel was recently recognized as the second best hotel in America by Trip Advisor.

As Monty mentioned, we continue to see demand growth outpacing supply growth. Looking at our markets specifically, while we expect 2016 to be challenging in Houston, due to continuing soft oil prices, and Chicago, with new supply and an unfavorable citywide calendar, we see strength in most other markets. Atlanta has a strong citywide calendar and we expect expansion in transient demand in 2016 while Dallas has double digit committed occupancy growth for 2016 with no significant new supply expected until 2017. We also see significant favorable trends in Minneapolis, Los Angeles, Tampa, and San Francisco for 2016. Overall, our data gives us reason to remain optimistic for the industry in 2016.

I will now hand the call over to Douglas.

Capital Market Strategies - Douglas Kessler

Thank you Jeremy.

Consistent with Prime's focus on investing in luxury hotels located in resort and gateway markets, in December, we completed the acquisition of the iconic Ritz-Carlton St. Thomas for $64 million, further strengthening the Prime portfolio. We saw this as an opportunity to add to the Prime portfolio one of the premier resorts in the Caribbean that is performing very well coming out of a recent renovation, and we believe this luxury resort will be a very accretive acquisition for our shareholders. Located on 30 oceanfront acres, this resort recently underwent a comprehensive $22 million renovation that is supporting strong RevPAR performance and meaningful upside potential. We acquired the hotel at a 10% trailing 12-month NOI cap rate, and $355,000 per key. Many of you have asked about the attractive metrics for this acquisition so let me give you a little background on the transaction. During the comprehensive renovation, a substantial number of the rooms were offline in the prior year and the property was experiencing very strong year-over-year growth during the period of our initial underwriting. This resulted in strong growth in cash flow by the time we announced and closed on the transaction. The property is in fantastic shape after the recent renovation with very little capex needs and the management agreement with Marriott is a standard, market contract. We are very excited about this investment for our shareholders, and as Jeremy mentioned, post-closing we have continued to find value enhancing opportunities at the property.

Turning to Trust, as Monty mentioned, we announced that we are no longer marketing the 24-hotel select-service portfolio as a single portfolio, but instead have made the strategic decision to pursue the sale of these assets in smaller groups and individually. We saw the market move over a very short period of time, during which the premium for larger select-service portfolios evaporated. This reduced the bids to levels that we do not believe captured the full value of the portfolio. In order to maximize value for our shareholders, we have opted to take a different approach and will therefore be opportunistic as it relates to the sale of this portfolio and our other 38 non-core, select-service assets.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending - Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.

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